THIRD AMENDED AND RESTATED

                                 CODE OF ETHICS

                                       OF

                         PZENA INVESTMENT MANAGEMENT LLC

     This Third Amended and Restated Code of Ethics (herein, "the Code," "this Code" or "this Code of Ethics") has been adopted as of January 1, 2003, and further amended as of October 1, 2003, June 1, 2004, February 1, 2005, by Pzena Investment Management LLC, formerly known as RS Pzena Investment Management, L.L.C. (the "Adviser"), a registered investment adviser to separately managed advisory accounts including the registered investment companies from time to time identified on Schedule A hereto (the "Funds"), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), Rule 204A-1 and Rule 204-2 of the Investment Advisers Act of 1940, as amended (hereinafter Rule 17j-1, Rule 204A-1 and Rule 204-2 shall be collectively referred to as the "Rules"). This Code of Ethics is designed to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Funds and the Adviser's other advisory accounts may breach their fiduciary duties, and to avoid and regulate situations which may give rise to conflicts of interest which the Rules address. This Code applies to all employees of Pzena Investment Management, LLC.

     This Code is based on the principle that the Adviser and its affiliates owe a fiduciary duty to, among others, shareholders of the Funds, to conduct their personal securities transactions in a manner which does not interfere with Funds' transactions or otherwise take unfair advantage of their relationship to the Funds. The fiduciary principles that govern personal investment activities reflect, at a minimum, the following: (1) the duty at all times to place the interests of shareholders first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; (3) the fundamental standard that investment personnel should not take inappropriate advantage of their positions; and (4) the requirement that investment personnel comply with applicable federal securities laws.

     Honesty and integrity are required of the Adviser and its employees at all times. The standards herein should be viewed as the minimum requirements for conduct. All employees of the Adviser are encouraged and expected to go above and beyond the standards outlined in this Code in order to provide clients with top level service while adhering to the highest ethical standards.

     1. Purpose. The purpose of this Code is to provide regulations and procedures consistent with the 1940 Act and the Rules. As required by Rule 204A-1, the Code sets forth standards of conduct, requires compliance with the federal securities laws and addresses personal trading. In addition, the Code is designed to give effect to the general prohibitions set forth in Rule 17j-1(b), to wit:

          "It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in


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               (iii) The name of the broker, dealer or bank with or through whom the transaction was effected; and

               (iv) The date of issuance of the duplicate statements and
                    confirmations.

          (c) No later than 30 days after each calendar quarter, all Access Persons covered by this Code shall provide quarterly transaction reports in the form attached as Attachment C confirming that they have disclosed or reported all Personal Securities Transactions and holdings required to be disclosed or reported pursuant hereto for the previous quarter.

          (d) On a date to be selected by the CCO, all Access Persons shall provide annual holdings reports listing all securities directly or indirectly beneficially owned on the form provided as Attachment B by the Access Person (the "Annual Holdings Report"). The information contained in the Annual Holdings Report shall be current as of a date no more than 45 days prior to the date the report is submitted.

          (e) Any statement, confirmation or report submitted in accordance with this Section 10 may, at the request of the Access Person submitting the report, contain a statement that it is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership in any Security to which the report relates;

          (f) All employees, including Access Persons, shall certify in writing annually, that they have read and understand this Code of Ethics and have complied with the requirements hereof and that they have disclosed or reported all Personal Securities Transactions and holdings required to be disclosed or reported pursuant hereto.

          (g) The Chief Compliance Officer shall retain a separate file for each Access Person which shall contain the monthly account statements duplicate confirmations, quarterly and annual reports listed above and all Securities Transaction Preclearance Forms whether approved or denied.

          (h) With respect to gifts, all Access Persons shall promptly report on a form designated by the Chief Compliance Officer the nature of such gift, the date received, its approximate value, the giver and the giver's relationship to Pzena Investment Management.

     11. Review. All preclearance requests, confirmation statements and reports of Personal Securities Transactions and completed portfolio transactions of each of the Funds and of all other advisory clients of the Adviser shall be compared by or under the supervision of the Chief Compliance Officer to determine whether a possible violation of this Code of Ethics and/or other applicable trading procedures may have occurred. Before making any final determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.

     If the Chief Compliance Officer or Alternate determines that a violation of the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel to the


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